Exhibit 99

Third Quarter FY2008

Conference Call Script

INVESTOR RELATIONS:

Welcome, everyone, to our call this afternoon, during which we will discuss results for Network Equipment Technologies’ third fiscal quarter of 2008.  With me today are Nick Keating, President and CEO, and John McGrath, CFO.

In keeping with the safe harbor provisions of the Private Securities Litigation Reform Act, I want to remind everyone that we will be making some forward-looking statements and projections today, including those relating to future revenue, operating results, and financial condition. Investors are cautioned that these statements are based on current estimates and assumptions that involve risks and uncertainties that might cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include market acceptance for our new products, timely completion of product development initiatives, new competition and technological changes, the successful integration of Quintum’s operations, success in building new sales channels, circumstances regarding specific sales that can affect the recognition of revenue, effective completion of the transition of contract manufacturers, and other risks, including those identified in the Company’s filings with the S.E.C., including Forms 10-K and 10-Q, and in other press releases and communications.  The Company disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Additionally, though an audio archive of this call will be available on the Company's website for at least 12 months, the statements made on this conference call are only made as of January 31, 2008, and we disclaim any duty or intention to update forward-looking statements.

In addition to financial measures presented in accordance with GAAP, we will also be discussing certain non-GAAP financial measures that are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures should not be considered a substitute for, or superior to, GAAP results. Please refer to the press release issued today for further detail regarding the non-GAAP measures.  Reconciliations to GAAP can be found in the press release, which is posted on our website.

Our agenda today begins with NET’s CFO, John McGrath, who will provide a detailed review of our financial results.  Nick Keating, CEO, will then comment on the quarter’s financial and operational highlights.  John will then offer financial guidance for the remainder of this fiscal year and we’ll open the call for your questions.

At this time, I’d like to turn the call over to John McGrath.

CFO:

Thank you Leigh.

Income Statement

Revenue

In the press release issued today and available on our website, we reported that total revenue for the third quarter of fiscal ’08 was $29.0 million, up 6% from the prior quarter, and up 32% from the third quarter of fiscal ’07.  Revenue for the third quarter of fiscal ’08 included $1.1 million recognized by Quintum, following the completion of the acquisition on December 4, 2007.

Product revenue was $25.5 million, a 6% increase from the prior quarter and a 31% increase from the same period last year.  Government product revenues were $21.2 million in the third quarter, representing a decrease of 7% sequentially and an increase of 17% from Q3 last year.  However, the sequential decrease was more than offset by the increase in international and enterprise sales.

Promina revenue as a percent of total product revenue was 54% in both Q3 and in the prior quarter, and 69% in Q3 FY07.

Service and other revenue of $3.6 million was 12% of total revenue.  Service and other revenue was relatively flat compared to Q2, but up 35% compared to the third quarter last year.  The increase resulted primarily from revisions made to our relationship with C.A.C.I. in the fourth quarter of fiscal ’07.  Under the new arrangement, both companies sell services for NET products; each company is responsible for various aspects of service delivery; and revenue from services is shared between both parties.

Gross Margin

Gross margins as a percentage of revenue declined to 49.3% in Q3 compared to 53.0% in Q2 and 54.7% in Q3 last year, as a result of decreases in our product margins arising from transition costs related to the move to Plexus, our new contract manufacturer, and non-cash charges from our acquisition of Quintum Technologies.

Product margins as a percentage of revenue were 54.2% in Q3, compared to 58.7% in Q2 and 61.1% in Q3 of the prior year.  Product margins in the most recent quarter were impacted by $1.0 million of costs and charges related to moving to our new contract manufacturer, including transition costs of nearly $500,000 of cash charges and non-cash charges of an additional $500,000 for inventory sold at less than our carrying value.  In Q2 ’08 and Q3’07, the total of these costs was approximately $600,000 and zero, respectively.  Product margins were also affected by costs of approximately $150,000 for approximately one month’s amortization of intangible assets acquired and new stock options issued to employees in connection with our acquisition of Quintum during the quarter.  The year over year decline in product gross margins was also affected by product mix, as Promina is now a lower proportion of total revenue, even though total Promina revenue was flat year over year.

Service and other margins in Q3 increased to 14.2%. This is up from 11.9% in the prior quarter, and up from 8.2% in the second quarter of the prior year.  Service margins in fiscal ‘08 have been aided by our new revenue sharing arrangement with C.A.C.I.

Operating Expenses

Third quarter operating expense was $13.7 million, and consisted of $695,000 for Quintum representing three and a half weeks of expenses and $13.0 million for NET.  The Quintum related expenses include stock compensation charges of $41,000 and amortization of intangible assets of about $50,000.  NET related operating expense of $13 million is down from $13.5 million in the prior quarter.  The decrease in non-Quintum related expense was in large part due to lower fringe costs, which are traditionally less in calendar Q4 as employer FICA limits and employer benefit matches reach maximums, as well as decreased incentive compensation costs.  Operating expenses excluding Quintum decreased from $13.2 million in Q3 of the prior year, as a result of a decrease in rent and facility charges of approximately $850,000 a quarter, related to the write-off of an underutilized facility in Q4 ’07, offset by increases in stock compensation charges and  investments in sales and engineering.

Sales and marketing expense was $5.1 million and consisted of $260,000 for Quintum and $4.8 million for NET, up slightly from $4.7 million in the prior quarter and flat as compared to Q3 of the prior year.

R&D expense was $5.8 million and consisted of $238,000 for Quintum and $5.6 million for NET, down from $5.9 million in the prior quarter and up from $5.0 million in Q3 last year.  The sequential decrease was due to less engineering related expense which typically fluctuates based upon the timing of new products, as well as decreases in fringe benefit costs and variable compensation.  The increase from the prior year is primarily due to expanded investment in our VoIP product line.

G&A expense was $2.8 million and consisted of $197,000 for Quintum and $2.6 million for NET, down from $2.8 million in Q2 and $3.3 million in Q3 of the prior year.  It should be noted that Q2 ’08 has a one-time charge of $160,000 for the acceleration of stock option vesting related to a retiring board member.  The decrease from the prior year is primarily due to the elimination of expenses related to under-utilized facilities, offset by increases in compensation expenses related to additional headcount.

Total headcount at the end of Q3 was 310 employees, including 73 new employees who joined NET as part of the Quintum acquisition.  Excluding these new employees, we saw a decrease of six headcount from the end of the prior quarter.

Total charges for stock compensation resulting from FAS 123R were $769,000 in Q3.

Amortization of intangible assets related to Quintum in Q3 was approximately $200,000.

Other Income and Expense

Other income in the third quarter was $254,000, compared to other income of $14,000 for Q2, and expense of $16,000 in Q3 of the prior year. The income in the most recent quarter was from realized gains on investments liquidated for the purchase of Quintum.

Net interest income for Q3 was $676,000, compared to $675,000 in the prior quarter and $511,000 in Q3 of the prior year. The improvement over the prior year was primarily the result of increased yields on our investments and higher cash balances.

Tax

The third quarter had a tax expense of $47,000, as compared to $101,000 in the second quarter of this fiscal year and a $1,000 benefit in the third quarter a year ago.  Although we have significant tax loss carry forwards, we still incur tax expense as a result of international taxes and U.S. Federal alternative minimum tax.

Net Income and EPS

Turning to net income, the Company reported non-GAAP earnings in Q3 of $2.6 million or $0.09 per share, compared to $2.5 million or $0.09 per share in Q2, and a net loss of $292,000 or $0.01 per share in Q3 a year ago.  GAAP net income in Q3 was $1.5 million or $0.05 per share, compared to GAAP net income of $1.6 million or $0.06 per share in Q2, and a net loss of $599,000 or $0.02 per share in the third quarter of fiscal ’07.

Balance Sheet

Cash

Cash balances at the end of Q3 were $161.2 million, up from $97.0 million at the end of Q2.  In Q3 FY08, we received net proceeds of $82.2 million from our $85 million convertible senior debt offering and we used approximately $24 million of cash for the acquisition of Quintum. Additionally, the company increased cash and investments by more than $6 million from operations.

Accounts Receivable

Accounts receivable were $20.4 million, including $1.3 million of accounts receivable acquired from Quintum.  Compared to the prior quarter, this represents an increase of $4.4 million and an increase of $7.6 million from the third quarter of the prior year. The increases are primarily due to higher revenues and receivables acquired from Quintum.

DSOs, at 59 days, increased from 53 days in both the preceding quarter and the third quarter a year ago.  The increase from the prior periods is due mostly to the timing of shipments in the quarter.  Our target DSOs remain between 60 and 70 days.

Inventory

NET inventory was $12.9 million in the third quarter, including $2.0 million of inventory acquired from Quintum.  Compared to the prior quarter, this represents a decrease of $1.4 million or, excluding the Quintum inventory, a decrease of $3.4 million, which resulted primarily from sales of inventory to our new contract manufacturer. Inventory increased $4.1 million, compared to the third quarter of the prior year as a result of the build up of inventory preceding our move to a new contract manufacturer and the inventory acquired from Quintum.

Summary

In summary, this was a challenging but exciting quarter for NET.  We began the quarter with the launch of a new ERP system, which we expect will provide an IT platform for growth at a lower cost than our previous Oracle system.  Throughout the quarter, we made progress in transitioning to our new contract manufacturer.  Although these costs remain high in the short term, and the transition has used a significant amount of our internal resources, this change is core to our strategy to reduce costs and improve efficiencies.  We believe that Plexus will ultimately provide us with a full outsourced model with the scale to grow our business and manage our manufacturing costs and product gross margins going forward.  Additionally, Plexus’ financial strength offers us a greater peace of mind that our sole-source manufacturing supplier will not be severely affected by changes in the economy.  Early in December, we completed the Quintum acquisition. We continue to work on the integration, to ensure that it goes smoothly and that we maximize the strategic benefits of this business combination.  Finally, the $85 million convertible senior debt offering augments our solid balance sheet, and will enable us to take advantage of strategic opportunities as they arise, despite the recent downturn in the stock market.

Our successful execution on each of these challenging initiatives in a single quarter bears pointing out.  To that end, Nick and I would like to acknowledge the efforts of all of our colleagues here at NET.

Now I’ll turn the discussion over to Nick Keating, our CEO.

CEO:

Thank you, John.

During the third quarter of this fiscal year, as John just highlighted, we completed some major projects in pursuit of our strategic objectives while effectively executing on our business plan.  We moved forward on our plans to grow the company through not only internal product development, but also through acquisition and partnerships.  We also took steps to position the company for future growth by strengthening our cash position, expanding our international footprint and progressing on important third party product certifications.

Financial results for the third quarter demonstrated continued improvement in NET’s performance, marking our seventh consecutive quarter of revenue growth. Sales of our new products, including our VX Series and the NX5010, continued to gain traction.

Recent business highlights include:

Completion of the acquisition of Quintum Technologies;

Strong order flow for VX and NX products in the government market;

Progress on key third party product certifications;

General availability of our VX 1800 Voice Exchange product and our NVX-PVSE secure voice card;

Extension of our existing General Services Administration, or GSA, Schedule contract through January 2010; and

Completion of the convertible debt offering which added $82 million to the company’s cash position.

Before I go into more detail on recent activity, I would like to briefly review NET’s current business and market positioning.  NET develops solutions that enable seamless integration and migration of existing networks to secure internet protocol -based voice and data communications.  NET’s products focus on government applications for high performance switching, multi-service platforms, and secure voice. For the enterprise, our products address the growing desire to integrate unified communications and unified messaging into existing voice networks and business applications.  In addition, our products target the growing demand within enterprise environments for fixed mobile convergence, which is the integration of wireline and wireless technologies to create a single telecommunications network foundation.  NET’s strategy for internal development, partnership and acquisition has focused on these opportunities.

Turning back to the quarter’s highlights, I would now like to provide more detail.

Last quarter, we announced the acquisition of Quintum Technologies and the integration is progressing well.  The combination of Quintum and NET provides a number of strategic benefits.  Specifically, it enables us to offer the broadest product line to our customers, from the large enterprise environment to remote office locations.  Our technologies, product strategy and sales focus are highly complementary and we share a common vision for the converged unified messaging and unified communications markets. The acquisition of Quintum has also significantly expanded our national and global presence, adding international offices in Shanghai, Hong Kong, and Taipei, as well as domestic locations in Schaumberg, Illinois and Eatontown, New Jersey.  Today, nearly half of our personnel are located outside of the San Francisco Bay Area, with key development centers located on both the east and west coasts.

NET’s products are used by a variety of Federal Government agencies, particularly within the Department of Defense. A substantial portion of NET’s revenue from these government customers has been based on this GSA Schedule contract.  During the third fiscal quarter, as a result of our long term, successful association with the GSA, we were awarded an option to extend the contract held by NET’s subsidiary, NET Federal Inc., through January 13, 2010.  In addition, as part of the extension, the GSA agreed to add product maintenance and support services onto the contract, which expands our revenue opportunity and simplifies the sales process by offering our government customers a complete solution.

Turning to our government business, sales to Federal and international agencies remain the majority of our current business.  We continue to see more opportunities for our NX5010 product. The NX5010 is being used by government customers for high-speed encryption and data transfer applications, transporting data over InfiniBand, 10 Gbps Ethernet, and SONET networks.  We are also focusing on expanding the NX5010 into the commercial market, in areas such as disaster recovery and grid computing applications. During the third quarter, we shipped additional NX5010 platforms for use in a large DoD data visualization program. In addition, the NX5010 is currently in a trial at Oak Ridge National Laboratory, a department of energy research lab, for use in large data transfer applications within remotely distributed data centers.

During the third quarter, we received the first major order for our NX1000 tactical platform for use in the Warfighter program within the Department of Defense (DoD).  "Warfighter" is a term used by the United States Department of Defense to refer to any member of the US armed forces or a member of any armed forces under the US flag.  The NX1000, which was purpose-built for tactical deployment scenarios, was selected for the Warfighter program for its reduced footprint, higher bandwidth and IP capabilities.

Turning to the VX, last quarter we completed the first of two phases of testing required to place the VX platform on the DISA Approved Product List. This phase of testing was the DoD Information Assurance certification, which was performed at the Joint Interoperability Testing Center at Fort Huachuca, Arizona.  Similar phase one testing was also completed on the Promina product.

We shipped the first major order of our VX900t, the tactical deployment version of VX VoIP switch, to a Joint Services command within the DoD that allows Secure Voice communications from any location in the world.

For NATO, we shipped VX and Promina systems for use by the coalition forces in Afghanistan and for expansion of their core network.

For the Navy, orders received included additional Promina systems for expansion of the NAVY Seabee voice and data tactical deployable systems and VX orders for the second phase of a multi year program for the NAVY Ship-to-Shore network.

We also received additional orders and shipped Promina platforms to expand the Defense Satellite Communications Control Center Teleport GENII program which allows the Warfighter to quadruple the bandwidth available per mission from the satellite gateway facilities.

Other notable orders during the quarter included delivery of a large number of tactical deployable systems to ITT in support of the USMC Transition Switch Module or TSM Systems.

In line with our strategy to build our enterprise business, we progressed on key third party certifications.

This quarter, NET has successfully completed the Microsoft Unified Communications Open Interoperability Program’s testing and qualification process.  This establishes NET’s VX Voice Exchange as a qualified gateway solution for the Microsoft unified communications platform.  In January, NET was also awarded Microsoft Gold Certified Partner status in the Information Worker Solutions Competency with a specialization in Unified Communications.  Achieving gateway qualification and Gold Certified Partner status are of strategic importance and will greatly enhance the company’s ability to work with Microsoft and its partners.

We also became a member of the HP Developer & Solution Partner Program. As a member of this program, NET is committed to working closely with HP to build and deploy secure, scalable, high-performance unified communications solutions for the global enterprise IT market.

Finally, this quarter we continued the upgrade to the Reuters network with expansion to central Europe and to certain Mediterranean locations.

Turning to product development, today we announced general availability of our VX1800 Voice Exchange.  The VX1800 is a high capacity intelligent media gateway that is purpose-built for enterprise VoIP and unified communications.  With advanced interoperability features, the VX1800 provides capabilities that go beyond the limitations of existing VoIP media gateways. Ideally suited for the large enterprise, the VX1800 can support up to 5,000 users in a single box solution that features redundant AC power and expandable software modules.

Additionally, Quintum recently announced general availability of its Tenor Hybrid 60 gateway.  This integration of a gateway and Windows Server delivers two key elements of a Microsoft OCS 2007 deployment in one easily managed device.  The Tenor 60 complements our existing portfolio of products enabling integration and migration to secure IP-based voice and data communications.

Turning to operations, Plexus, our new contract manufacturer, made significant progress coming up to speed on our most complex products, and I am impressed with the degree of knowledge transfer that was completed in such a short time.  We expect to largely complete the learning curve by the end of the current quarter.

In order to strengthen the Company’s financial position, we completed a convertible senior debt offering in mid-December with an aggregate principal amount of $85 million.  The notes will be convertible at a conversion rate of approximately $13.63 per share. The net proceeds from the offering were approximately $82 million after deducting discounts, commissions and offering expenses.  We intend to use the proceeds for working capital and general corporate purposes, which may include capital expenditures and potential acquisitions.

It has been an exceptionally busy and productive period for NET with numerous actions relating to the execution of our strategy.  Our enterprise market opportunity is expanding; we are growing business globally; our federal and international government business is embracing our new products; and we are securing the third party certifications necessary to address new market opportunities.

At this time, I’ll turn the call back to John McGrath for some comments on guidance and closing remarks.

CFO:

Thank you, Nick,

Income Statement

As we entered the fourth quarter, our backlog was solid, although the economy in general seems more cautious than it was just a quarter ago.  We expect our fiscal year 2008 revenue, including Quintum, to be in the $116 to $118 million range.  We have started our fiscal 2009 planning, and will discuss our view of next fiscal year on our fourth quarter conference call.

Included in our Q4 forecast, our Promina and VX equipment has been chosen for a significant military upgrade program. The equipment has been solicited for procurement and the program is currently expected to be awarded in early February, for delivery this quarter.  However, any delays in this program would affect our revenue and net income in Q4.

In the fourth quarter, we expect operating expenses to be in the area of $16.0 million to $16.5 million as a result of having a full quarter of Quintum costs and increased benefit expenses.  Each calendar Q1 we incur higher Employer FICA and employer matching of the 401k, both of which are generally maxed out in the December quarter.

Further, as we finalize the move of our contract manufacturing to Plexus, we will continue to see costs related to transition and charges for inventory transfers, but we anticipate that margins will remain around 50%.  We expect that these transition costs will begin to decrease significantly over the first half of the next fiscal year.

Summing this up, and subject to the risk related to an expected order, we anticipate that our annual fiscal 2008 non-GAAP earnings per share will be in the 31 to 34 cents per share range.  Further, we expect that annual GAAP net income will result in the largest profit since fiscal 1998.

Cash Flow

We expect ending cash for the quarter to be in the $160 to $165 million range.

As we continue to transition our manufacturing to our new contract manufacturer, we expect inventory levels to continue to drop.

Operator, this concludes our prepared remarks. We would like to open the call now for Q&A.